USD 1,200,000,000
BRIDGE LOAN FACILITY AGREEMENT
dated 23 January 2006
between
SEADRILL LIMITED
as borrower
NORDEA BANK NORGE ASA
and
DNB NOR BANK ASA
as mandated lead arrangers
THE PARTICIPATING LENDERS
listed in Schedule 1 as lenders
NORDEA BANK NORGE ASA
as book runner
and
NORDEA BANK NORGE ASA
as agent

TABLE OF CONTENTS

1		DEFINITIONS AND INTERPRETATIONS	1

	1.1	Definition	1
	1.2	Construction	4

2		FACILITY AND PURPOSE	5

	2.1	Facility	5
	2.2	Lenders’ rights and obligations	5
	2.3	Purpose	5

3		CONDITIONS	5

	3.1	General conditions	5
	3.2	Documentary conditions	6
	3.3	Waived conditions	6

4		DRAWDOWN	6

	4.1	Delivery of Drawdown Notice	6
	4.2	Completion of Drawdown Notice	6
	4.3	Lenders’ participation	7

5		REPAYMENT	7

	5.1	Repayment of Loan	7

6		PREPAYMENT AND CANCELLATION	7

	6.1	Voluntary cancellation	7
	6.2	Voluntary prepayment	7
	6.3	Mandatory prepayment	7
	6.4	Illegality	8
	6.5	Restrictions	8
	6.6	No re-borrowing	8

7		INTEREST	8

	7.1	Calculation of interest	8
	7.2	Payment of interest	8
	7.3	Default interest	8

8		INTEREST PERIODS	9

	8.1	Selection of Interest Periods	9
	8.2	Non-Business Days	9

9		CHANGES TO THE CALCULATION OF INTEREST	9

	9.1	Absence of quotations	9
	9.2	Market disruption	10
	9.3	Alternative basis of interest or funding	10
	9.4	Break Costs	10

10		FEES	10

	10.1	Commitment fee	10
	10.2	Other fees	10

11		TAX GROSS UP AND INDEMNITIES	11

	11.1	Tax gross-up	11
	11.2	Tax indemnity	11
	11.3	Tax credit	12
	11.4	Stamp taxes	12
	11.5	Value added tax	12

12		INCREASED COSTS	12

	12.1	Increased costs	12
	12.2	Increased cost claims	13

13		OTHER INDEMNITIES	13

	13.1	Currency indemnity	13
	13.2	Other indemnities	13
	13.3	Indemnity to the Agent	13

14		COSTS AND EXPENSES	14

	14.1	Transaction expenses	14
	14.2	Amendment costs	14
	14.3	Enforcement costs	14

15		SECURITY	14

	15.1	Pledge of Shares	14
	15.2	Agent	14
	15.3	Set-off	15
	15.4	Negative pledge	15

16		REPRESENTATIONS	15

	16.1	Status	15
	16.2	Binding obligations	15
	16.3	Non-conflict with other obligations	15
	16.4	Power and authority	15
	16.5	Validity and admissibility in evidence	16
	16.6	Governing law and enforcement	16
	16.7	Deduction of Tax	16
	16.8	No filing or stamp taxes	16
	16.9	No Event of Default	16
	16.10	No misleading information	16
	16.11	Financial condition	17
	16.12	Pari passu ranking	17
	16.13	No proceedings pending or threatened	17
	16.14	Ownership	17
	16.15	Repetition	17

17		INFORMATION UNDERTAKINGS	17

	17.1	Financial statements	17
	17.2	Compliance Certificate	18
	17.3	Requirements as to financial statements	18
	17.4	Notification of change of status	18
	17.5	Information: miscellaneous	18
	17.6	Notification of Event of Default	19

18		FINANCIAL COVENANTS	19

	18.1	Free Cash	19
	18.2	Working capital	19
	18.3	Minimum interest cover ratio	19
	18.4	Maximum debt ratio	19

19		CORPORATE UNDERTAKINGS	19

	19.1	No change of status	19
	19.2	Listing	19
	19.3	Ownership of Borrower	20
	19.4	Ownership of Target	20
	19.5	Scope of business	20
	19.6	No further borrowing	20
	19.7	No further investments	20
	19.8	No distribution	20
	19.9	Authorisations	20
	19.10	Compliance with laws	21

2

	19.11	Money laundering	21

20		EVENTS OF DEFAULT	21

	20.1	Event of Default	21
	20.2	Default	23
	20.3	Acceleration	23
	20.4	Remedy	23

21		CHANGES TO THE LENDERS	23

	21.1	Transfers by the Lenders	23
	21.2	Conditions of transfer	23
	21.3	Limitation of responsibility of Existing Lenders	24
	21.4	Procedure for transfer	24

22		CHANGES TO THE BORROWER	25

23		ROLE OF THE AGENT	25

	23.1	Appointment of the Agent	25
	23.2	Duties of the Agent	25
	23.3	No fiduciary duties	26
	23.4	Business with the Borrower	26
	23.5	Rights and discretions of the Agent	26
	23.6	Majority Lenders’ instructions	26
	23.7	Responsibility for documentation	27
	23.8	Exclusion of liability	27
	23.9	Lender’s indemnity to the Agent	27
	23.10	Resignation of the Agent	28
	23.11	Confidentiality	28
	23.12	Relationship with the Lenders	28
	23.13	Credit appraisal by the Lenders	28
	23.14	Deduction from amounts payable by the Agent	28

24		SHARING AMONG THE FINANCE PARTIES	29

	24.1	Payment to Finance Parties	29
	24.2	Redistribution of payments	29
	24.3	Recovering Finance Party’s rights	29
	24.4	Reversal of redistribution	29
	24.5	Exceptions	30

25		PAYMENT MECHANICS	30

	25.1	Payments to the Agent	30
	25.2	Distributions by the Agent	30
	25.3	Distributions to the Borrower	30
	25.4	Clawback	31
	25.5	Partial payments	31
	25.6	No set-off by the Borrower	31
	25.7	Business Days	31

26		NOTICES	32

	26.1	Communications in writing	32
	26.2	Addresses	32
	26.3	Notification of address and fax number	32
	26.4	English language	32

27		CALCULATIONS AND CERTIFICATES	33

	27.1	Accounts	33
	27.2	Certificates and Determinations	33
	27.3	Day count convention	33

28		PARTIAL INVALIDITY	33

29		AMENDMENTS	33

3

	29.1	Amendments	33
	29.2	Consent	33
	29.3	Technical Amendments	34
	29.4	Amendments affecting the Agent	34

30		REMEDIES AND WAIVERS	34

31		GOVERNING LAW AND JURISDICTION	34

	31.1	Governing law	34
	31.2	Jurisdiction	35

SCHEDULE 1			36

THE ORIGINAL LENDERS			36

SCHEDULE 2			37

PART I			37

CONDITIONS PRECEDENT TO THE DELIVERY OF THE FIRST DRAWDOWN NOTICE			37

PART II			38

CONDITIONS PRECEDENT TO EACH DRAWDOWN DATE			38

SCHEDULE 3			39

FORM OF DRAWDOWN NOTICE			39

SCHEDULE 4			40

FORM OF SELECTION NOTICE			40

SCHEDULE 5			41

FORM OF TRANSFER CERTIFICATE			41

SCHEDULE 6			42

COMPLIANCE CERTIFICATE			42

SCHEDULE 7			43

INTEREST NOTIFICATION			43

32 SIGNATORIES			44

EXHIBIT:

Exhibit A: Form of Pledge of Shares

4

THIS BRIDGE LOAN FACILITY AGREEMENT (the “Agreement”) is made this 23rd day of January 2006
BETWEEN
(1)	SEADRILL LIMITED of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HMO8, Bermuda as borrower (the “Borrower”),

(2)	NORDEA BANK NORGE ASA of Middelthunsgate 17, Oslo and DNB NOR BANK ASA of NO-0021 Oslo as mandated lead arrangers (the “Lead Arrangers”),

(3)	THE PARTICIPATING LENDERS listed in Schedule 1 as lenders (the “Original Lenders”),

(4)	NORDEA BANK NORGE ASA of Middelthunsgate 17, Oslo as book runner (the “Book Runner”) and

(5)	NORDEA BANK NORGE ASA of Middelthunsgate 17, Oslo as agent (the “Agent”).
IT IS HEREBY AGREED as follows:
1	DEFINITIONS AND INTERPRETATIONS

1.1	Definition
In this Agreement:
“Advance” means the principal amount of each amount drawn down by the Borrower under this Agreement.
“Availability Period” means the period from and including the date hereof to and ending on 30 September 2006.
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received less the Margin for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the current Interest Payment Date in respect of the Loan or an Unpaid Sum, had the principal amount or Unpaid Sum received been paid on that Interest Payment Date;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London Interbank market for a period starting on the Business Day following receipt or recovery and ending on the next Interest Payment Date.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Oslo and/or such other places where disbursement of money will be made under this Agreement.
“Class A Share” means any of the 53 764 004 ser. A shares in the Target.
“Class B Share” means any of the 27 970 000 ser. B shares in the Target.
“Commitment” means the amount set opposite each Lender in Schedule 1 (The Original Lenders) (including any other Commitment transferred to it or a New Lender under this

Agreement) which aggregates USD 1,200,000,000 to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
“Current Assets” means at any time, in accordance with US GAAP, the consolidated book value of the current assets of the Borrower.
“Current Liabilities” means at any time, in accordance with US GAAP, the consolidated book value of the current liabilities of the Borrower excluding the short term portion of the long term debt.
“Drawdown Date” means a Business Day on which the Borrower has requested the drawdown of a Tranche pursuant to this Agreement or, as the context requires, the date on which such Tranche is actually advanced.
“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).
“EBITDA” means at the day of calculation, in accordance with US GAAP, the consolidated earnings before interest, tax, depreciation and amortisation.
“Event of Default” means each of the events and/or circumstances described in Clause 20.1 (Event of Default).
“Finance Documents” means as amended from time to time, this Agreement, the Pledge of Shares, the fee letter referred to in Clause 10.2 (Other fees) and any other document designated as such by the Agent and the Borrower.
“Finance Party” means a Lead Arranger, a Lender, the Book Runner or the Agent.
“Free Cash” means:
(a)	cash in hand or on freely available deposit with the Agent;

(b)	freely available securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(c)	freely available marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(d)	freely available certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any bank or financial institution the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Services, Inc., and having combined capital and surplus in excess of USD 500,000,000;

(e)	freely available repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses b), c) and d) entered into with any bank meeting the qualifications specified in clause d) above;

(f)	freely available commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(g)	freely available interests in any investment company or money market fund which only invests in instruments of the type specified in clauses (b) through (f) above.
“Instalment Date” means 25 January 2007.
“Interest Expenses” means at the date of calculation the consolidated interest, amounts in the nature of interest expenses including without limitation the interest portion of financial lease obligations, and fees paid or payable in relation to the Total Liabilities.
“Interest Payment Date” means the last day of each Interest Period.
“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 8 (Interest Periods) and, in relation to an Unpaid Sum other than payment of any principal, each period determined in accordance with Clause 7.3 (b) (Default interest).
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to the Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for USD for the Interest Period of the Loan) the arithmetic mean of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, not later than 11:00 GMT hours on the Quotation Day for the offering of deposits in USD and for a period comparable to the Interest Period for the Loan.
“Loan” means the aggregate principal amount outstanding for the time being pursuant to this Agreement.
“Majority Lenders” means a Lender or Lenders whose participations in the Commitment and/or the Loan aggregate more than 66 2/3% of the Loan outstanding.
“Margin” means 1.25 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on the Borrower’s financial position, business, operation, its abilities to comply with the Finance Documents or the validity or enforceability of the Finance Documents.
“Maturity Date” means 25 January 2008.
“NOK” means the lawful currency of Norway.
“NOK Account” means the NOK deposit account no. 6013.05.22192 with Nordea Bank Norge ASA opened in the name of the Borrower and charged in favour of the Agent.
“Party” means a party to this Agreement.

“Pledge of Shares” means a pledge over the Borrower’s shares the Target as required by Clause 15.1 and as set out in Exhibit A.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.
“Reference Banks” means the Lead Arrangers and such other banks or financial institutions as may be agreed between the Borrower and the Lenders.
“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for USD for the relevant period, displayed on page LIBOR01 and LIBOR02 of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
“Selection Notice” means a notice substantially in the form set out in Schedule 4 given in accordance with Clause 8 (Interest Periods).
“Target” means Smedvig ASA.
“Target Proceeds” means any dividend or other distribution of assets from the Target to its shareholders.
“Tax”means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Total Assets” means at any time, in accordance with US GAAP, the consolidated book value of all assets (both tangible and intangible) owned at the relevant time.
“Total Liabilities” means at any time, the consolidated book value of long term and short term debt and other liabilities which in accordance with US GAAP shall be included in the relevant balance sheet.
“Tranche” means a portion of USD 10,000,000 or whole multiples thereof of the Commitment.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“US GAAP” means the generally accepted accounting principles used for publicly traded companies in the United States of America.
“USD” means the lawful currency of the United States of America.
“USD Account” means the USD deposit account no. 6013.04.41427 with Nordea Bank Norge ASA opened in the name of the Borrower and charged in favour of the Agent.
“VPS Account” means the securities account no. 060012041962 with the Norwegian Central Securities Depository opened in the name of the Borrower and charged in favour of the Agent.
“Working Capital” means Current Assets less Current Liabilities.
1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	a provision of law is a reference to that provision as amended or re-enacted; and

(vi)	a time of day is a reference to Oslo time, unless otherwise specified.
(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

2	FACILITY AND PURPOSE

2.1	Facility
Subject to the terms of this Agreement, the Lenders shall make available to the Borrower a bridge loan facility in up to ten Tranches in a total amount equal to the Commitment.
2.2	Lenders’ rights and obligations

(a)	The obligations of each Lender under the Agreement are several. Failure by a Lender to perform its obligations under the Agreement does not affect the obligations of any other Party under the Finance Documents. No Lender is responsible for the obligations of any other Lender under the Agreement.

(b)	The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.3	Purpose
The Borrower shall apply the amounts borrowed by it under the Agreement only towards the part-financing of the acquisition of up to 100% of the outstanding Class A Shares and Class B Shares.
3	CONDITIONS

3.1	General conditions

(a)	The obligation of the Lenders to make the Commitment available hereunder is conditional upon:
(i)	the Borrower having acquired more than fifty per cent (50%) of the Class A Shares; and

(ii)	the first Drawdown Date occurring not later than 28 February 2006.

(b)	The Commitment shall be reduced by an amount corresponding to fifty per cent (50%) of any Target Proceeds distributed during the Availability Period.

(c)	The obligation of the Lenders to make a Tranche available hereunder is furthermore conditional upon:
(i)	a fifty per cent (50%) contribution of equity by the Borrower of each Class A Share acquired at a price of up to NOK 205 and each Class B Share acquired at a price of NOK 165; and

(ii)	a hundred per cent (100%) contribution of equity by the Borrower financing amount in excess of the acquisition prices stipulated in (c)(i) above.
(d)	The Borrower may not deliver a Drawdown Notice without the prior written consent of the Agent if as a result of the requested drawdown more than ten Advances would be outstanding.
3.2 Documentary conditions
The Lenders will only be obliged to make a Tranche available if on the requested Drawdown Date:
(a)	the Agent has received and approved all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) prior to delivery of the Notice and the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) prior to drawdown on the Drawdown Date, all in form and substance satisfactory to the Agent;

(b)	no Event of Default is existing; and

(c)	the repeating representations to be made by the Borrower in accordance with Clause 16.15 (Repetition) are true in all material respects.
3.3 Waived conditions
If the Lenders in their sole discretion permit the drawdown of a Tranche before all the conditions have been satisfied, the Borrower shall within such period as the Agent acting on the instruction of all the Lenders may decide, fulfil such conditions in form and substance satisfactory to the Agent.
4 DRAWDOWN
4.1 Delivery of Drawdown Notice
The Borrower may only draw a Tranche by delivery to the Agent of a duly completed Drawdown Notice not later than 11:00 hours three Business Days prior to the relevant Drawdown Date or such other period as may have been approved by the Agent. The Agent shall notify the Lenders promptly upon such notice being received.
4.2 Completion of Drawdown Notice
A Drawdown Notice is irrevocable and will only be regarded as having been duly completed if:
(a) the requested Drawdown Date is a Business Day within the Availability Period; and

(b) the requested Interest Period complies with Clause 8 (Interest periods).
4.3 Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Advance available by the Drawdown Date.

(b)	The amount of each Lender’s participation in the Advance will be equal to the proportion that its Commitment bears to the total of the Commitment of all the Lenders according to Schedule 1.
5 REPAYMENT
5.1 Repayment of Loan
The Borrower shall repay the Loan:
(a)	by an instalment of the lesser of the Loan and USD 400,000,000 on the Instalment Date; and

(b)	by a final payment of the Loan on the Maturity Date.
6 PREPAYMENT AND CANCELLATION
6.1 Voluntary cancellation
The Borrower may cancel the Commitment in whole or in part in multiples of USD 1,000,000 (or such lesser amount as is acceptable to the Agent) upon giving the Agent not less than three (3) Business Days irrevocable written notice of such cancellation.
6.2 Voluntary prepayment
The Borrower may prepay the Loan in whole or in part in multiples of USD 1,000,000 (or such lesser amount as is acceptable to the Agent) upon giving the Agent not less than three (3) Business Days irrevocable written notice of such prepayment.
6.3 Mandatory prepayment
In the event of:
(a)	the sale of any asset or activity of the Borrower other than the envisaged sale and lease-back of the “SeaDrill 3” with Ship Finance International Limited or

(b)	any distribution of Target Proceeds to the Borrower,
the Borrower shall promptly notify the Agent and prepay the Loan with a sum equal to the net proceeds received by the Borrower following such sale or distribution on the date of settlement, it being agreed that “net proceeds” in respect of the sale of any asset (i) includes any insurance proceeds following an actual, constructive or compromised total loss of such asset and (ii) means the balance of any such proceeds after settlement of any mortgage debt relating thereto.

6.4 Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan on the respective Interest Payment Dates occurring after the Agent has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
6.5 Restrictions
(a)	Any notice of prepayment given by the Borrower under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment is to be made and the amount of the prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
6.6 No re-borrowing
The Borrower may not re-borrow any prepaid part of the Loan.
7 INTEREST
7.1 Calculation of interest
(a)	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the Margin and LIBOR.

(b)	For the purpose of the Norwegian Financial Contracts Act 1999 the Borrower has been informed of the nominal and effective interest rate by a letter from the Agent substantially in the form set out in Schedule 7.
7.2 Payment of interest
The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.
7.3 Default interest
(a)	If an Event of Default has occurred and is continuing, interest shall accrue on the Loan from the date a notice as set forth in Clause 20.2 was received by the Borrower until the earlier of (i) the Agent (acting under the instruction of all the Lenders) declaring in writing to the Borrower that such Event of Default no longer is considered in existence or waived and (ii) the date all amounts due from the Borrower to the Finance Parties hereunder have been repaid, at a rate which is two percentage points higher than the rate which would otherwise have been applicable.

(b)	If there is an Unpaid Sum, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is two percentage points higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.3 (b) shall be immediately payable by the Borrower on demand by the Agent.

(c)	Increased interest (if unpaid) arising on any Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8 INTEREST PERIODS
8.1 Selection of Interest Periods
(a)	The Borrower shall select an Interest Period for an Advance in the Drawdown Notice or (if the Advance has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 hours three Business Days prior to the expiry of the relevant Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three months.

(d)	The Borrower may select an Interest Period of one or three months or any other period agreed between the Borrower and the Agent.

(e)	If an Advance is made on another date than an Interest Payment Date, the Borrower shall select an Interest Period for such Advance so as to coincide with the next Interest Payment Date of the Loan.

(f)	An Interest Period shall not extend beyond the Instalment Date or the Maturity Date.

(g)	Each Interest Period shall start on the respective Drawdown Date or (if already made) on the preceding Interest Payment Date.
8.2 Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9 CHANGES TO THE CALCULATION OF INTEREST
9.1 Absence of quotations
Subject to Clause 9.2 (Market Disruption) if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation not later than 11:00 hours on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2 Market disruption
(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s participation in the Loan for that Interest Period shall be the rate per annum which is the sum of the Margin and the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means at or about 11:00 hours GMT on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Agent to determine LIBOR for USD for the relevant Interest Period.
9.3 Alternative basis of interest or funding
(a) If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b) Any alternative basis agreed pursuant to the paragraph above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
9.4 Break Costs
(a) The Borrower shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by the Borrower on a day other than an Interest Payment Date for the Loan or the due date for payment of an Unpaid Sum.
(b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
10 FEES
10.1 Commitment fee
The Borrower shall pay to the Agent (for the account of the Lenders) a fee computed at the rate of 40% of the Margin on any undrawn part of the Commitment from time to time payable monthly in arrears on the last day of each month from the first Drawdown Date and until the earlier of the day when the Commitment has been drawn in full or cancelled and the last day of the Availability Period.
10.2 Other fees
The Borrower shall pay the other fees referred to in the fee letter dated the date hereof from the Agent in the amounts and at the times specified therein for distribution (if applicable) by the Agent in accordance with such letter.

11 TAX GROSS UP AND INDEMNITIES
11.1 Tax gross-up
(a)	The Borrower shall make all payments without any Tax deduction, unless a Tax deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

(d)	If the Borrower is required to make a Tax deduction, it shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Agent for the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
11.2 Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11. 1 (Tax gross-up).
(c)	A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 11.2, notify the Agent.

11.3 Tax credit
If the Borrower makes a Tax payment and the relevant Finance Party determines that:
(a)	a Tax credit is attributable either to an increased payment of which that Tax payment forms part, or to that Tax payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax payment not been required to be made by the Borrower.
11.4 Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
11.5 Value added tax
(a)	All consideration expressed to be payable under a Finance Document by the Borrower to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to the Borrower in connection with a Finance Document, the Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires the Borrower to reimburse a Finance Party for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
12 INCREASED COSTS
12.1 Increased costs
(a)	The Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (including the implementation by the applicable authorities of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices).

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
12.2 Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 12 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs.
13 OTHER INDEMNITIES
13.1 Currency indemnity
(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2 Other indemnities
The Borrower shall within three Business Days of demand from the Agent, indemnify each Finance Party against any direct cost, loss or liability incurred by that Finance Party as a result of:
(a)	an Event of Default; or

(b)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
13.3 Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes may be an Event of Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
14 COSTS AND EXPENSES
14.1 Transaction expenses
The Borrower shall promptly on demand pay the Agent whether or not the Commitment is drawn the amount of all costs and expenses (including legal fees and any VAT payable thereon) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
14.2 Amendment costs
If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees and any VAT payable thereon) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request.
14.3 Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and any VAT payable thereon) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
15 SECURITY
15.1 Pledge of Shares
(a)	For so long as the Commitment is in force or any amount is outstanding under the Finance Documents, the Borrower will maintain all its present and future acquired shares in the Target on the credit of the VPS Account.

(b)	Any amount owing to the Lenders or the Agent under the Finance Documents shall be secured by the Pledge of Shares which shall be executed and perfected by the Borrower in favour of the Agent substantially in the form as set out in Exhibit A and which shall remain in place and on first priority so long as any amount is owing to the Lenders and the Agent under the Finance Documents.
15.2 Agent
The Agent shall act as security agent and receive, hold, administer and enforce the Pledge of Shares on behalf of and for the benefit of the Lenders.

15.3 Set-off
Following the occurrence of an Event of Default, each of the Agent and the Lenders shall, to the extent permitted by applicable law and always subject to Clause 24.1 (Payment to Finance Parties), have a separate right of set-off in respect of any credit balance, in any currency, on any account that the Borrower might have with the Agent and the Lenders (branches included) against any matured obligations due from the Borrower to the Agent and the Lenders under the Finance Documents.
15.4 Negative pledge
The Borrower undertakes that from the date hereof and for so long as the Commitment is in force or any amount is outstanding under the Finance Documents, it will not sell, pledge, charge or in other way dispose of or encumber its shares in Mosvold Drilling Ltd. (ISIN:KYG628901012) without the prior written consent of the Agent on behalf of the Lenders.
16 REPRESENTATIONS
The Borrower makes the representations and warranties set out in this Clause 16 to each Finance Party on the date of this Agreement.
16.1 Status
(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.
16.2 Binding obligations
The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.
16.3 Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.
16.4 Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated therein.

16.5	Validity and admissibility in evidence
All authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

(b)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.
16.6	Governing law and enforcement

(a)	The choice of law governing the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
16.7	Deduction of Tax
It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
16.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
16.9	No Event of Default
(a)	No Event of Default exists or may reasonably be expected to occur as a consequence of the advance of the Loan to the Borrower; and

(b)	No other event or circumstance is outstanding which constitutes an Event of Default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.
16.10	No misleading information
(a)	Any factual information provided by the Borrower to any of the Finance Parties were true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections provided by the Borrower to any of the Finance Parties have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred and no information has been given or withheld that results in the information provided by the Borrower to any of the Finance Parties being untrue or misleading in any material respect.

16.11	Financial condition

(a)	The third quarter 2005 report of the Borrower is prepared in accordance with US GAAP consistently applied and represents its financial condition of the Borrower on 30 September 2005.

(b)	There has been no material adverse change in its business or financial condition since 30 September 2005.

16.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies and vessels generally.
16.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it.
16.14	Ownership

(a)	The Borrower is (or is about to become) the owner of more than fifty per cent (50%) of the issued voting share capital of the Target.

(b)	Greenwich Holdings Limited is the owner of directly or indirectly at least thirty-four per cent (34%) of the issued voting share capital of the Borrower.

16.15	Repetition
The representations are deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the first day of each Interest Period.
17	INFORMATION UNDERTAKINGS
The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as the Commitment is in force or any amount is outstanding under the Finance Documents.
17.1	Financial statements
The Borrower shall supply to the Agent:
(a)	as soon as the same become available, but in any event within 150 days after the end of each financial year, its audited financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each financial quarter its unaudited quarterly financial statements; and

(c)	before the last day of the preceding year, delivery of financial projections on an annual basis; and

(d)	such other financial and other information of the Borrower as the Lenders shall reasonably require from time to time.

17.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent with each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) (a) and (b), a Compliance Certificate substantially in the form set out in Schedule 6 setting out (in reasonable detail) computations as to compliance with Clause 18 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the Chief Financial Officer of the Borrower.
17.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the Borrower as representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using US GAAP or such other generally accepted accounting principles acceptable to the Agent.

17.4	Notification of change of status
The Borrower shall notify the Agent in writing prior to making any changes to its constitutive documents or merging, de-merging or consolidating or in any other way making any amendments to its corporate status.
17.5	Information: miscellaneous

The Borrower shall supply to the Agent:

(a)	all documents dispatched by it to its shareholders or its creditors generally at the same time as they are dispatched;

(b)	all documents dispatched by it to the Oslo Stock Exchange at the same time as they are dispatched;

(c)	information relating to the Target as the Lenders shall reasonably require from time to time;

(d)	promptly, such further information regarding its or the Target’s financial condition, business and operations as the Agent may reasonably request; and

(e)	promptly upon becoming aware of it, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a Material Adverse Effect.

17.6	Notification of Event of Default

(a)	The Borrower shall notify the Agent of an Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).
18	FINANCIAL COVENANTS
The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as the Commitment is in force or any amount is outstanding under the Finance Documents.
18.1	Free Cash
The Borrower shall on a consolidated basis at any time maintain Free Cash representing a minimum of 7% of its Total Liabilities.
18.2	Working capital
The Borrower shall at any time maintain a positive Working Capital.
18.3	Minimum interest cover ratio
The Borrower will provide that the ratio of its EBITDA to its Interest Expenses shall be greater than 2.00 to 1.00 as from the third financial quarter 2006.
18.4	Maximum debt ratio
The Borrower will provide that the ratio of its Total Liabilities to its Total Assets shall at any time be less than 0.65 to 1.00.
19	CORPORATE UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as the Commitment is in force or any amount is outstanding under the Finance Documents.
19.1	No change of status
The Borrower shall not make any changes to its constitutive documents or merge, de-merge, consolidate or liquidate or in any other way make any amendments to its corporate status without the prior written consent of the Agent on behalf of the Majority Lenders.
19.2	Listing
The Borrower shall remain listed at the Oslo Stock Exchange.

19.3	Ownership of Borrower
Greenwich Holdings Limited shall remain the owner directly or indirectly at least thirty-four per cent (34%) of the issued voting share capital of the Borrower.
19.4	Ownership of Target
The Borrower will not sell or encumber (other than required by this Agreement) any of its present and future shares in the Target.
19.5	Scope of business
The Borrower shall not engage in other business than what is connected with the owning and/or operating of offshore drilling, production and service vessels.
19.6	No further borrowing
The Borrower shall not make any further borrowing or enter into any new guarantee liability in an aggregate amount from the day hereof exceeding USD 50,000,000 without the prior written consent of the Agent on behalf of the Majority Lenders, provided, however, that the envisaged sale and lease-back of the “SeaDrill 3” with Ship Finance International Limited shall not be taken into consideration in the context of this Clause.
19.7	No further investments
The Borrower shall not commit to any investments or activities other than those related to the nature of its business without the prior written consent of the Agent on behalf of the Majority Lenders.
19.8	No distribution
The Borrower shall not distribute any profit to, make any dividend payment to, repay or make any payment of interest on any loans from, or make any other distribution of any assets to its shareholders without the prior written consent of the Agent on behalf of the Majority Lenders.
19.9	Authorisations
The Borrower shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.10	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.
19.11	Money laundering
The Borrower shall be acting for its own account in relation to the borrowing of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party and the foregoing shall not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the council of the European Communities).
20	EVENTS OF DEFAULT

20.1	Event of Default
Each of the events or circumstances set out in Clauses 20.1 (a) to (h) below is an Event of
Default :
(a)	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(i)	its failure to pay is caused by administrative or technical error; and

(ii)	payment is received by the Agent within 5 Business Days of its due date.
(b)	Breach of covenants

The Borrower does not comply in any material respect in its due performance or observance of any undertaking, covenant or other obligation or term contained in any of the Finance Documents other than non-payment and such non-compliance is not remedied (if, in the opinion of the Agent (acting on the instructions of the Majority Lenders) such non-compliance is capable of remedy) within 14 days from receipt by the Borrower of a request for remedy from the Agent.

(c)	Misrepresentation

Any representation or statement made or repeated in or in connection with the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(d)	Cross default
(i)	Any Financial Indebtedness above USD 3,000,000 of the Borrower is not paid when due nor within any originally applicable grace period.

(ii)	For the purpose of this Clause, “Financial Indebtedness” means any indebtedness for or in respect of:

1.	moneys borrowed;

2.	any amount raised by acceptance under any acceptance credit facility;

3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

6.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

7.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

8.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

9.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (1) to (8) above.
(e)	Insolvency
(i)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts.

(ii)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(iii)	A moratorium is declared in respect of any indebtedness of the Borrower.

(iv)	Any insolvency proceedings or any analogous procedure is initiated against the Borrower.
(f)	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

(g)	Material adverse change

The Borrower shall suffer a material adverse change in its financial position or its operation which in the reasonable opinion of the Majority Lenders will adversely affect the Borrower’s or any Owner’s ability to fulfil its obligations under the Finance Documents.

(h)	Change of control

Another entity than Greenwich Holdings Limited or group of entities acting in concert becomes the owner directly or indirectly of more than fifty per cent (50%) of the issued voting share capital of the Borrower.

20.2	Default
At any time following the occurrence of an Event of Default and while it is continuing, the Agent may and if so directed by the Majority Lenders, shall by notice to the Borrower declare that an Event of Default has occurred.
20.3	Acceleration
The Agent may and if so directed by the Majority Lenders, shall, either in the notice of default or at any time subsequent thereto while the circumstances having given rise to such Event of Default continues:
(a)	cancel the Commitment; and/or

(b)	declare that all amounts outstanding from the Borrower to the Finance Parties hereunder at such time shall be immediately due and payable, whereafter the Borrower shall be obliged to pay the same.

20.4	Remedy
The Agent (acting under the instructions of the Majority Lenders) shall, if the circumstances having given rise to an Event of Default have been remedied and the Borrower otherwise is in compliance with its obligations hereunder, notify the Borrower that the Event of Default no longer exists.
21	CHANGES TO THE LENDERS

21.1	Transfers by the Lenders
Subject to this Clause 21, a Lender (the “Existing Lender”) may transfer any of its rights and obligations under the Finance Documents to another bank or financial institution (the “New Lender”).
21.2	Conditions of transfer

(a)	The consent of the Borrower and the Book Runner is required for transfer by a Lender, unless the transfer is to another Lender or an affiliate of a Lender.

(b)	The consent of the Borrower and the Book Runner to a transfer must not be unreasonably withheld or delayed. Each of the Borrower and the Book Runner shall be deemed to have given its consent five Business Days after that Lender has requested it unless consent is expressly refused by the Borrower or the Book Runner within that time.

(c)	An assignment shall only be effective (i) on receipt by the Agent of written confirmation from the New Lender (in for= and substance satisfactory to the Agent) that the New Lender shall assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender and the payment and (ii) on the New Lender’s payment of a transfer fee of USD 3,500 to the Agent.

(d)	A transfer shall only be effective if the procedure set out in Clause 21.4 (Procedure for transfer) is complied with.

21.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial conditions of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

(v)	and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and the Owners and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and the Owners and their related entities whilst any amount is or may be outstanding under the Finance Documents.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
21.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”
22	CHANGES TO THE BORROWER
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
23	ROLE OF THE AGENT

23.1	Appointment of the Agent

(a)	Each other Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the Lenders.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

23.3 No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent as a fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
23.4 Business with the Borrower
The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
23.5 Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 20.1 (a) (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
23.6 Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
23.7 Responsibility for documentation
The Agent:
(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Borrower or any other person given in or in connection with any Finance Document; or

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
23.8 Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent shall not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
23.9 Lender’s indemnity to the Agent
Each Lender shall (in proportion with its participation in the Loan) indemnify the Agent within three Business Days of demand against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

23.10 Resignation of the Agent
The Agent may resign by giving notice to the Lenders and the Borrower, in which case the Lenders (after consultation with the Borrower) may appoint a successor Agent.
23.11 Confidentiality
(a)	In acting as Agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
23.12 Relationship with the Lenders
The Agent may treat each Lender as a Lender entitled to payments under this Agreement and unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
23.13 Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of the Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
23.14 Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
24 SHARING AMONG THE FINANCE PARTIES
24.1 Payment to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower (including by set-off) other than in accordance with Clause 25 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.5 (Partial payments).
24.2 Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 25.5 (Partial payments).
24.3 Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 24.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, each Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
24.4 Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 24.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an mount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and each Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
24.5 Exceptions
(a)	This Clause 24.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings;and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
25 PAYMENT MECHANICS
25.1 Payments to the Agent
(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent specifies.
25.2 Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions of the Borrower) and Clause 25.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.
25.3 Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 15.3 (Set-off) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

25.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by all Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by the Borrower.
25.6	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
25.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26	NOTICES

26.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.
26.2	Addresses
The address, e-mail and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower:

SeaDrill Limited c/o Frontline Management AS P.O. Box 1327 Vika NO-0112 Oslo Norway Telefax: +47 23 11 40 40

(b)	in the case of the Agent:

Nordea Bank Norge ASA P.O. Box 1166 Sentrum NO-0107 Oslo Norway E-mail: soosd@nordea.com Telefax: +47 22 48 66 68

(c)	to each Lender at its address and fax number specified in Schedule 1 or any substitute address or e-mail or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
26.3	Notification of address and fax number
Promptly upon receipt of notification of an address, e-mail and fax number or change of address, e-mail or fax number pursuant to Clause 26.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.
26.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a constitutional, statutory or other official document.
27	CALCULATIONS AND CERTIFICATES

27.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
27.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
27.3	Day count convention
Any interest, commission or fee accruing under a Finance Document shall accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.
28	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.
29	AMENDMENTS

29.1	Amendments
Except as otherwise provided herein, the Agent (acting on behalf of the Majority Lenders) may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Finance Parties and the Borrower.
29.2	Consent
An amendment or waiver relating to the following matters shall not be made without the prior written consent of each Lender affected thereby:
(a)	any increase in the Commitment of such Lender;

(b)	a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from the Borrower under this Agreement to which any Lender is entitled;

(c)	a decrease in the Margin or any other interest payment, or fees or other amounts due under this Agreement to any Lender from the Borrower or any other party to this Agreement;

(d)	any change in the currency of account;

(e)	the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to any Lender from the Borrower or any other party to this Agreement;

(f)	the deferral of the term of the Loan;

(g)	the provisions of Clause 21.1 (Transfers by Lenders);

(h)	any changes to the definition of “Majority Lenders”;

(i)	the waiver or release of the Pledge of Shares; and

(j)	a change to any provision which contemplates the need for the consent or approval of all the Lenders.

29.3	Technical Amendments
The Agent may determine administrative matters and make technical amendments arising out of manifest errors on the face of this Agreement, where such amendments would not prejudice or otherwise be adverse to the position of any Lender under this Agreement, without reference to the Lenders.
29.4	Amendments affecting the Agent
Notwithstanding any other provision of this Agreement, the Agent shall not be obliged to agree to any amendment or waiver if the same would amend or waive any of the Agent’s rights under this Agreement or subject the Agent to any additional obligations under this Agreement.
30	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
31	GOVERNING LAW AND JURISDICTION

31.1	Governing law
This Agreement is governed by Norwegian law.

31.2	Jurisdiction
Oslo District Court (Oslo tingrett) has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement, but this shall not prevent any Finance Party from taking proceedings against the Borrower in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1
The Original Lenders

Original Lenders	Commitment

Nordea Bank Norge ASA	USD 700,000,000
Middelthuns gate 17
P.O. Box 1166 Sentrum
NO-0107 Oslo
Norway
Att: Shipping, Offshore and Oil Services
E-mail: soosd@nordea.com
Fax: +47 22 48 42 78

DnB NOR Bank ASA	USD 500,000,000
NO-0021 Oslo
Norway
Att: Credit Administration
E-mail: solveig.knoff@dnbnor.no
Fax: +47 22 48 28 94

Total Commitment	USD 1,200,000,000

SCHEDULE 2
Part I
Conditions precedent to the delivery of the first Drawdown Notice

No.	Description	Action	Status

1.	a copy of the memorandum and articles of association of the Borrower together with its complete by-laws up to date or other relevant document which verifies its constitution under the laws of Bermuda

2.	a copy of the resolutions of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute the Finance Documents and authorising specified persons to execute the Finance Documents on its behalf and to sign and/or despatch necessary documents and notices (including Drawdown Notices and Selection Notices)

3.	a copy of the passports of the directors of the Borrower and its authorised representatives together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender

4.	evidence of the Borrower’s acquisition of more than 50% of all the Class A Shares

5.	A report satisfactory to the Agent in form and substance describing the sources and uses of the acquisition of the Target and the envisaged sources for repayment of the Loan

6.	The duly executed Pledge of Shares

7.	Evidence of opening and charge of VPS Account

8.	Evidence of opening and charge of NOK Account

9.	Evidence of opening and charge of USD Account

10.	Legal opinion on the law of Bermuda

11.	Legal opinion on the law of Norway

Part II
Conditions precedent to each Drawdown Date

No.	Description	Action	Status

1.	evidence of the contribution of equity by the Borrower pursuant to Clause 3.1(b)

2.	Evidence of the transfer of the acquired shares in the Target in the VPS Account

3.	payment of fees and costs due pursuant to the Agreement

SCHEDULE 3
Form of Drawdown Notice
To:      NORDEA BANK NORGE ASA
Date:   [•]
USD 1,200,000 Bridge Loan Facility Agreement dated [•] January 2006 (the “Agreement”)
We refer to Clause 4.1 (Delivery of Drawdawn Notice) of the Agreement. Capitalised terms defined in the Agreement shall have the same meaning when being used in this Drawdown Notice.
You are hereby irrevocably notified that we wish to make the following drawdown pursuant to the terms and conditions of the Agreement:

Requested Drawdown Date:	[ ]
Principal Amount:	[ ]
Interest Period:	[ ]
The proceeds of the Tranche should be credited to [•] [insert name and number of account].

We confirm that, as of the date hereof (i) each condition specified in Clause 3 (Conditions precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 16 (Representations) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.
Yours sincerely

for and on behalf of

SeaDrill Limited
By:
Name:
Title: [authorised officer]

SCHEDULE 4
Form of Selection Notice
To:      NORDEA BANK NORGE ASA
Date:   [•]
USD 1,200,000,000 Bridge Loan Facility Agreement dated [•] January 2006 (the “Agreement”)
1.	We refer to the Agreement. Capitalised terms defined in the Agreement shall have the same meaning when being used in this Selection Notice.

2.	We refer to the Interest Period ending on [•].

3.	We request that the next Interest Period for the Loan is [•].

4.	We confirm that (i) each of the representations and warranties set out in Clause 16 (Representations) of the Agreement is true and correct; and that (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

5.	This Selection Notice is irrevocable.
Yours sincerely

for and on behalf of

SeaDrill Limited
By:

Name:

Title: [authorised officer]

SCHEDULE 5
Form of Transfer Certificate
To:      NORDEA BANK NORGE ASA as Agent
From:   [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
USD 1,200,000,000 Bridge Loan Facility Agreement dated [•]January 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.4 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [•]

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 26.2(Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 21.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate is governed by Norwegian law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details: Address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
NORDEA BANK NORGE ASA
By:

SCHEDULE 6
Compliance Certificate
To: NORDEA BANK NORGE ASA
Date: [•]
USD 1,200,000,000 Bridge Loan Facility Agreement dated [•] January 2006 (the “Agreement”)
We refer to the above Agreement. Capitalised terms defined in the Agreement shall have the same meaning when being used in this Compliance Certificate.
With reference to Clauses 17.2 (Compliance Certificate) and 18 (Financial covenants) of the Agreement, we confirm that as at [•] [insert relevant quarterly date]:
(a)	The Free Cash of the Borrower was [•]: The Free Cash shall be minimum 7% of the Total Liabilities which were [•] and the covenant in Clause 18.1 is thus [not] satisfied.

(b)	The Working Capital of the Borrower was [•]: The Working Capital shall be positive and the covenant in Clause 18.2 is thus [not] satisfied.

(c)	The EBITDA to Interest Expenses ratio of the Borrower was [•]: The EBITDA to Interest Expenses ratio shall be greater than 2.00 to 1.00 and the covenant in Clause 18.3 is thus [not] satisfied.

(d)	The Total Liabilities to Total Assets ratio of the Borrower was [•]: The Total Liabilities to Total Assets ratio shall be less than 0.65 to 1.00 and the covenant in Clause 18.4 is thus [not] satisfied.
We confirm that as of [insert relevant quarterly date] and the date of this Compliance Certificate no Event of Default has occurred and is continuing.
Yours sincerely
for and on behalf of
SeaDrill Limited

By:

Name:
Title: [authorised officer]

SCHEDULE 7
Interest Notification
To: SeaDrill Limited
c/o Frontline Management AS
P.O.Box 1327 Vika
NO-0112 Oslo
Norway
Telefax: +47 23 11 40 40
USD 1,200,000,000 Bridge Loan Facility Agreement dated [•] January 2006 (the “Agreement”)
For the purpose of the Norwegian Financial Contracts Act, we inform you that the nominal interest rate for the Loan stated below is based upon the aggregate of the current LIBOR and the Margin for a three months Interest Period. The calculation of the effective interest rate for the Loan is based upon the aggregate of the nominal interest rate, fees, costs and expenses (to be accrued) for three months Interest Periods. Furthermore, the calculation is based upon linear repayment.
As per [•] these interest rates were:
Nominal interest rate: [          ] p.a.
Effective interest rate: [          ] p.a.
We emphasise that these interest rates are to be regarded as examples due to the variation of interest rates of USD in the Eurocurrency market from time to time, variations of interest rates between optional Interest Periods, and furthermore, in respect of effective interest rates, variations as a result of the accrued fees, costs and expenses from time to time and variations in case of non-linear repayment or prepayment.
This letter is supplemental to the Agreement and terms used herein shall have the same meaning as defined in the Agreement.
Yours faithfully,
NORDEA BANK NORGE ASA

We hereby acknowledge receipt of this letter.
SeaDrill Limited

By:

32 SIGNATORIES

THE BORROWER:
SEADRILL LIMITED

By:	/s/ Tom E. Jebsen
Name:	TOM E. JEBSEN
Title:	CFO — As per authorisation
THE LEAD ARRANGERS:
NORDEA BANK NORGE ASA

By:	/s/ Georg A. Whist
Name:	GEORG A. WHIST
Title:	Attorney-in-fact
DNB NOR BANK ASA

By:	/s/ Karoline M. Gloersen
Name:	KAROLINE M. GLOERSEN
Title:	Attorney-in-fact
THE ORIGINAL LENDERS:
NORDEA BANK NORGE ASA

By:	/s/ Georg A. Whist
Name:	GEORG A. WHIST
Title:	Attorney-in-fact
DNB NOR BANK ASA

By:	/s/ Karoline M. Gloersen
Name:	KAROLINE M. GLOERSEN
Title:	Attorney-in-fact

EXHIBIT A

PLEDGE OF SHARES

SEADRILL LIMITED
TO
NORDEA BANK NORGE ASA

SIMONSEN FØYEN
ADVOKATFIRMA DA
OSLO

 2
PLEDGE OF SHARES
THIS PLEDGE OF SHARES (the “Pledge”) is made on [___] January 2006 between:
(1)	SEADRILL LIMITED of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HMO8, Bermuda as pledgor (the “Pledgor”)
and
(2)	NORDEA BANK NORGE ASA OF Middelthuns gate 17, N-0368 Oslo, Norway as pledgee (the “Pledgee”).
WHEREAS:
(A)	By a loan agreement dated the date hereof (the “Loan Agreement”) made between (1) the Pledgor as borrower, (2) Nordea Bank Norge ASA and DnB NOR Bank ASA as mandated lead arrangers, (3) the participating banks listed therein as lenders (the “Lenders”), (4) Nordea Bank Norge ASA as book runner and (5) the Pledgee as agent for the Lenders, the Lenders have agreed to make available to the Pledgor a bridge loan facility in the total amount of USD 1,200,000,000 in order to part-finance the Pledgor’s acquisition of up to 100% of the outstanding class A shares and class B shares in Smedvig ASA (the “Shares”).

(B)	The Pledgor has opened the account no. 060010899627 with the Norwegian Central Securities Depository (the “VPS Account”) for the purpose receiving all of its present and future acquired Shares.

(C)	Furthermore, the Pledgor has opened the NOK deposit account no. 6013.05.22192 and the USD deposit account no. 6013.04.41427 (together the “Deposit Accounts”) with Nordea Bank Norge ASA (in such capacity the “Account Bank”) for the purpose of transferring any payment proceeds in respect of the acquisition of Shares and receiving any distribution attributable to the Pledgor in respect of the Shares.

(D)	In order to secure its obligations under Loan Agreement and as a condition of the Lenders to make the Commitment available and advance the Loan under the Loan Agreement, the Pledgor has agreed to enter into this Pledge in favour of the Pledgee.
Capitalised words and expressions used herein and not otherwise defined herein are used as defined in the Loan Agreement.
NOW THEREFORE, the following pledge and the charge are hereby granted and the further provisions are hereby agreed:
1.	The Pledgor unconditionally and irrevocably pledges all its present and future Shares and any proceeds deriving therefrom and charges the VPS Account and

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the Deposit Accounts (the Shares, VPS Account and Deposit Accounts together the “Charges Assets”) in favour of the Pledgee with effect from the date hereof.
2.	This Pledge shall remain in force until all moneys due and to become due to the Pledgee pursuant to the Loan Agreement have been repaid.

3.	The Pledgor warrants that it has not assigned, pledged or otherwise disposed of any of the Charged Assets to anyone other than the Pledgee and covenants that it will not hereafter assign, pledge or otherwise dispose of the charged Assets to anyone other than the Pledgee.

4.	The Pledgor shall procure that all the Shares it acquires are credited directly to the VPS Account.

5.	The security granted by this Pledge shall be promptly perfected by the Pledgor executing a declaration of pledge in the form of Attachment 1 hereto which shall be filed with the relevant account manager at the Norwegian Central Securities Depository (“Verdipapirsentralen”).

6.	The Account Bank by its signature hereto acknowledges notice of this assignment and charge and confirms that it shall not be entitled to exercise any right of set-off or otherwise dispose of the Charged Asset without the instructions of the Pledgee (on behalf of the Lenders).

7.	The Pledgor shall furthermore execute and deliver to the Pledgee an Irrevocable Proxy in the form of Attachment 2 hereto, but unless and until the occurrence of an Event of Default under the Loan Agreement, the Pledgor may exercise the voting rights attached to the Shares to the extent the use of such rights is not inconsistent with the security interests of the Pledgee.

8.	The Pledgor agrees that it shall not be entitled to withdraw money from time to time standing to the credit of the Deposit Account without the prior written consent of the Pledgee.

9.	Upon the occurrence of an Event of Default under the Loan Agreement, the Pledgee has the right to sell the Charged Assets either through an independent broker pursuant to section 1-3, second paragraph, third sentence of the Enforcement Act or by private sale initiated by the Pledgor in accordance with the Financial Collateral Arrangements Act, by way of set-off direct collection or in any other way considered expedient by the Pledgee and any proceeds may be applied in or towards satisfaction of the obligations of the Pledgor under the Loan Agreement.

10.	This Pledge shall be governed by and construed in accordance with the laws of Norway.

11.	Any action or proceeding against the Pledgor under this Pledge may be brought and enforced in Norway with Oslo as a venue.

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IN WITNESS HEREOF this Pledge has been duly executed the day and year first written above.

Signed by:	)
the duly authorised attorney-in-fact of	)
SEADRILL LIMITED	)

Signed by:	)
the duly authorised attorney-in-fact of	)
NORDEA BANK NORGE ASA	)

Signed by:
the duly authorised attorney-in-fact of	)
NORDEA BANK NORGE ASA	)
(as Account Bank))

Pledge of VPS Account

VPS account no. (In which a pledge or security is taken out)	Saksnr.	Customer no.
06001 2041962

Pledger’s/Account holder’s name and address		Nat. ID no./Enterprise no
SeaDrill Limited

Borrower’s/debtor’s name and address		Nat. ID no./Enterprlse no
SeaDrill Limited

Pledgee’s/Licensee’s name and address		Enterprise no/Nat. ID no.
Nordea Bank Norge ASA		911 044 110

	Change						Bond Interest
	notification		Blocking		Language		report		Bond Yield report		Share dividend report
Pledgee will
have: 1)	Y	Y=Yes	B	N=None	E	B=Bokmal	Y	Y=Yes	Y	Y=Yes	Y	Y=Yes
		N=No		P=Pressing		N=Nynorsk		N=No		N=No		N=No
				B=Blocking		E=Engelsk
1)	No blocking means that the pledgor may freely transfer security assets from the pledged VPS account. With Pressing and Blocking, transfer requires the pledgee’s approval. With Change notification = No, the pledgee will not receive notification of such changes, only the annual report from VPS
(Norwegian Registry of securities)

Disbursements concerning the security assets to be transferred to bank account no.:
For Interest	For redemption	For yields

6013.05.22192	6013.05.22192	6013.05.22192

Is herewith mortgaged (insert a cross)
☐	The entire VPS account, with present and later incoming balance
In this case, the specification of the following balance is not important to the scope of the mortgage but states only what the mortgagee and the mortgagor have agreed as the minimum balance at the time of or immediately after the charge (to be checked by the mortgagee once notification is received).
☐	Partial mortgage 1: All the present and later incoming balance of the ISIN* stated below
☐	Partial mortgage 2: The number stated below of the ISIN* stated below
*Identification number of the securities

Specification of holdings
ISIN no.	Company/loan name	Total	Value
All securities from time to time

transferred from
VPS account no.:
The securities in the pledged VPS account (with redemption sums, interest, dividends and securities/free shares and subscription rights) shall serve as security for the borrower’s/debtor’s obligations (with interest, commission and costs, etc.) to the pledge regarding to:
USD 1,200,000,000 Bridge Loan Facility Agreement dated 23 January 2006 for covering up to
USD

1,488,000,000.00	USD onebillionfourhundredandeightyeightmillions00/100
Pledgor’s/Account holder’s signature and Pledgee’s/Licensee’s signature — see overleaf

In the event of the security requirement falling due pursuant to the Financial Agreement Act §52 or §71, the pledgee is entitled to realise the security assets in the pledged VPS account in accordance with the provisions of the Debt Enforcement Act or by sale through an independent broker appointed by the pledgee. The pledgee shall irrevocably empower the account controller, broker and any others to give the necessary instructions in connection with the realisation.
The pledgee is entitled to demand and receive any interest, dividends and redemption sums that fall due while the security exists.
Thus, the pledgee is entitled to unilaterally change the above bank accounts for interest, redemption and dividends, with notice to the pledgor. The amount received by the pledgee may be used to cover interest due by the security requirement and overdue portions of the principal. The pledgee may also receive and have security in the surplus to the extent the pledgee deems is necessary to secure the remaining portion of the pledgee’s claim.
A copy of this statement is received.

Place, date:	Place, date:

Signature of pledgor/account holder	Signature of licensee
SeaDrill Limited	Nordea Bank Norge ASA

Pledge/Mortgage Declaration
Business Loan — own security
This declaration shall not be used in a business context if the borrower is a physical person, and the loan is secured by a
mortgage in a capital asset/property that belongs to the
borrower without the asset/property being primarily
associated to the borrower’s business enterprise,
cf Financial Agreement Act §2.

	Saksnr.	Customer no.
Pledgor/mortgagor (borrower)
Name and address		Enterprise no./Nat. ID no.
SeaDrill Limited

Specification of the security
Value
VPS-account no. 06001 2041962 — all securities from time to time

Including interest and dividends from the security stated above.
The pledge/mortgage shall serve as security for the obligations (with interest, commission and costs) that the borrower has or shall have towards the bank/enterprise with reference to:

USD 1,200,000,000 Bridge Loan Facility Agreement
dated 23 January 2006

Where the loan is a fixed interest loan, the pledge/mortgage shall also serve as security for compensating any interest loss (premium). The pledge/mortgage also applies to loan renewals or extensions, with or without repayment.
The bank/enterprise is entitled to demand the security requirement to be redeemed if:
a)	the loan is brought to premature redemption in accordance with the loan agreement, or if the borrower (pledgor/mortgagor) has fundamentally breached the loan agreement in some other way

b)	the security is the subject of enforcement proceedings

c)	the pledgor/mortgagor fundamentally misuses his right to use the securities or otherwise neglects his obligations to use, maintain and assure the security, cf. Mortgages and Pledges Act §§ 1-7

d)	the security is lost or damaged by accident, and this results in the security being considerably reduced in value

e)	the debtor provides the bank/enterprise with incorrect or incomplete details

f)	the security is encumbered with mortgage or security right, that can diminish the bank’s/enterprise’s possibility for cover

g)	security is placed in machinery and plant, and tenancy is terminated or changes are implemented that are of significance for the bank/enterprise.
Before redemption can be demanded according to c) and d) above, the bank/enterprise shall give the pledgor/mortgagor notification with reasonable time to rectify the matter, providing no risk is attached to waiting. In situations such as those mentioned above, the bank/enterprise is entitled to realise the security through compulsory safe pursuant to the provisions of the Debt Enforcement Act, or by a preagreed method for simple money claims and exchange listed securities and stock assets, or for other forms of security in away agreed with the pledgor/mortgagor or subsequent to the situation arising. With partial coverage, the bank/enterprise decides which parts of the claim, including interest and costs, shall be covered first. The security will not be erased with redemption of the loan, unless the borrower requests this.

Copy of this statement is received.	The declaration continues on the back
Nordea Bank Norge ASA Middelthuns gate 17 Oslo P.O. Box 1166 Sentrum NO-0107 OSLO Norway company registration number NO 911 044 110 MVA

Confirmation and signatures
Is the mortgaged object a private residence?	Yes	No If yes, complete the following:

I am single and the mortgaged object(s) is/are owned by me alone	I am married/a registered partner, but the mortgage does not apply to a shared residence

I am single but the mortgaged object(s) is/are owned by myself	I am married/a registered partner and my spouse’s/registered partner’s
together with:	consent is necessary

Date	Mortgagor’s signature	Repeated in typed or block letters
SeaDrill Limited

Date	Spouse’s/Registered partner’s signature and consent for the mortgage	Repeated in typed or block letters

Date	Co-owner’s (s’) signature(s) and consent for the mortgage	Repeated in typed or block letters

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Attachment 2
IRREVOCABLE PROXY
The undersigned hereby constitutes and appoints Nordea Bank Norge ASA, Oslo (the “Attorney”) as his attorney and proxy to appear, vote and otherwise act, all in the name, place and stead of the undersigned in the same way that the undersigned might do and with the same powers, with respect to all the shares in Smedvig ASA owned by the undersigned, at any and all meetings of shareholders of Smedvig ASA.
This power of attorney is given pursuant to a pledge of shares dated the date hereof and is irrevocable and shall remain in effect so long as the debt secured by the said pledge of shares is not fully repaid.
The Attorney is given full power of substitution and revocation and may act through such agents, nominees or substitute attorneys as it may from time to time appoint.
The powers of the Attorney shall include (without limiting his general powers hereunder) the power to receive any notice of any meeting on behalf of the undersigned.
The undersigned hereby ratifies and confirms all that the Attorney or its duly appointed substitutes shall do in the name, place and stead of the undersigned pursuant hereto.
Dated this 23rd day of January 2006
Signed by:
the duly authorised attorney-in-fact of
SEADRILL LIMITED